Exhibit 99.1

Broadwind Energy Announces Appointment of Stephanie Kushner as Chief Financial Officer

Naperville, Ill. – Aug. 3, 2009 – Broadwind Energy, Inc. (Nasdaq: BWEN), a leading provider of components, logistics and services to the wind power and broader energy markets, today announced that Stephanie Kushner has been named chief financial officer to be effective Aug. 15, 2009. Kushner will replace Kevin Johnson, who has been serving as interim CFO and will continue as the Company’s corporate controller and chief accounting officer.

Kushner, 53, has 30 years of accounting and finance experience, including the last six years serving as chief financial officer for publicly traded global manufacturer Federal Signal Corporation. Kushner held several global finance leadership positions with FMC Corporation after beginning her career with Amoco Corporation. Kushner holds an MBA from the Wharton School and a bachelor’s degree in economics from Douglas College at Rutgers University. Kushner has served on the Board of Directors of Wabash National Corporation since 2004 and currently chairs the audit committee.

“We are delighted Stephanie is joining our leadership team,” said J. Cameron Drecoll, CEO of Broadwind Energy. “Stephanie’s successful track record as a CFO and in other senior finance, operations and strategic leadership positions with industry leading public companies will provide valuable expertise in support of our growth strategy. I also want to thank Kevin for his support through our finance leadership transition.”

About Broadwind Energy, Inc.

Naperville, Illinois-based Broadwind Energy, Inc. (Nasdaq: BWEN), provides a broad array of integrated supply-chain solutions to the power infrastructure industry, with an emphasis on the wind energy sector. Broadwind’s products and services include wind tower and precision gear manufacturing; heavy steel fabrication; wind facility construction support; wind turbine installation and maintenance; and wind turbine transportation services. Broadwind’s customers include many of the leading wind turbine manufacturers and wind farm owners worldwide.   Broadwind has over one million square feet of production and service center capacity nationwide. For more information, visit www.broadwindenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Contact:

Jeff Lambert, Karen Keller

Lambert, Edwards & Associates

616-233-0500 / kkeller@lambert-edwards.com